                                  [LETTERHEAD]



                               November 12, 1996



Northwest Airlines Corporation
Northwest Airlines, Inc.
2700 Lone Oak Parkway
Eagan, MN 55121

          Re:  Pass-Through Certificates ("Certificates")
               ------------------------------------------

Gentlemen:

          We have acted as your special counsel in connection with the Registration Statement filed on the date hereof with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

          In rendering the opinion set forth below, we have examined and relied upon the following: (1) the Registration Statement, the prospectus constituting a part thereof covering the Certificates (the "Pass-Through Trust Prospectus"), as filed with the Commission; (2) the form of the pass-through trust agreement filed as an exhibit to the Registration Statement; and (3) such other documents, materials, and authorities as we have deemed necessary in order to enable us to render our opinion set forth below.

          As special counsel to Northwest Airlines Corporation ("NAC") and Northwest Airlines, Inc. ("NAI"), we have advised NAC and NAI with respect to certain federal income tax aspects of the proposed issuance of the Certificates. Such advice has formed the basis for the description of material federal income tax consequences for holders of the Certificates that appears under the heading "United States Federal Income Tax Consequences" in the Pass-Through Trust Prospectus. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance of the Certificates, but, with respect to those

Northwest Airlines Corporation         -2-                    November 12, 1996



federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.

          This opinion is based on facts and circumstances set forth in the Pass-Through Trust Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series of Certificates as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series of Certificates with numerous different characteristics, the particular characteristics of each Series of Certificates must be considered in determining the applicability of this opinion to a particular Series of Certificates. The opinion contained in each Prospectus Supplement and Prospectus prepared pursuant to the Registration Statement is, accordingly, deemed to be incorporated herein.

          We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the references to our firm under the heading "United States Federal Income Tax Consequences" in the Pass-Through Trust Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.


                                       Very truly yours,


                                       /s/ Cadwalader, Wickersham & Taft


                                       Cadwalader, Wickersham & Taft